                                                                     Exhibit 4.7

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     This Amendment No. 2, dated as of May 9, 2006, to the Rights Agreement, dated as of October 25, 2000 (the "Rights Agreement"), between Compuware Corporation, a Michigan corporation (the "Company"), and Equiserve Trust Company, N.A., a National Banking Association, now known as Computershare Trust Company N.A., (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 28 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1. The definition of "Acquiring Person" is amended and restated in its entirety as follows:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Voting Shares of the Company then outstanding (other than as a result of a Permitted Offer) or was such a Beneficial Owner at any time after the date of this Agreement, regardless of whether such person continues to be the Beneficial Owner of 20% or more of the then outstanding Voting Shares, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" if such Person, together with all Affiliates and Associates of such person, becomes the Beneficial Owner of 20% or more of the then outstanding Voting Shares as a result of the acquisition of Common Shares that the Board of Directors has specifically permitted, authorized or approved in advance, provided, however, that if after such permitted acquisition, such Person, together with all Affiliates and Associates of such Person, acquires additional Common Shares not so specifically permitted, authorized or approved in advance by the Board of Directors which, together with all Common Shares beneficially owned by the Person, together with all Affiliates or Associates of such Person, totals 20% or more of the Common Shares then outstanding, then such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Voting Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Voting Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 20% or more of the Voting Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 20% or more of the Voting Shares of the Company then outstanding, become the Beneficial Owner of any additional Voting Shares of the Company, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person subsequently meets the definition of an Acquiring Person.

     2. The definition of "Final Expiration Date" is amended and restated in its entirety as follows:

          "Final Expiration Date" shall mean the Close of Business on May 9,
          2009.

     3. The definition of "Qualified Offer" is hereby added to read as follows:

          "Qualified Offer" shall mean a tender offer for all outstanding Common Shares of the Company which meets all of the following requirements on the date on which the offer is commenced (for purposes of this definition, the "date on which the offer is commenced" shall be determined within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act) and immediately prior to the consummation of the offer.

          (i) the same per share price is offered for all Common Shares in the offer, provided that such per share price (A) is greater than the highest Closing Price for the Common Shares during the 365 calendar day period immediately preceding the date on which the offer is commenced, and (B) represents a reasonable premium above the average of the Closing Prices for the five trading days immediately preceding the date on which the offer is commenced (for purposes of this definition, the "date on which the offer is commenced" shall be determined within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act);

          (ii) the consideration is at least 70 percent cash (and any non-cash portion is comprised of shares of common stock of the offering Person that are listed on the New York Stock Exchange or the Nasdaq National Market, such consideration to be adjusted to reflect any decrease in the value of such shares prior to the consummation of the offer) and is to be paid upon consummation of the offer for all Common Shares tendered or exchanged in the offer;

          (iii) in the case of an offer that includes shares of common stock of the offering Person, (A) the value of such shares for purposes of this definition shall be the lower of (1) the average of the last sale prices (regular way) of such shares reported in the principal consolidated transaction reporting system with respect to such shares for the five trading days immediately preceding the date of any determination, and (2) the lowest reported market price for common stock of the offering Person during the five trading days immediately preceding the date on which the offer is commenced, (B) the offering Person is a publicly owned United States corporation and its common stock is listed or admitted to trading on either the New York Stock Exchange or the Nasdaq National Market, (C) no stockholder approval of the offering Person is required to issue such common stock, or, if required, has already been obtained, (D) no other class of voting stock of the offering Person is outstanding, and (E) the offering Person shall permit a nationally recognized investment banking firm retained by the Board of Directors of the Company and legal counsel designated by the Company to have access to such offering Person's books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such investment banking firm and such legal counsel to conduct a due diligence review of the offering Person in order to permit such investment banking firm (relying as appropriate on the advice of such legal counsel) to be able to render an opinion to the Board of Directors of the Company with respect to whether the consideration being offered to the Company's shareholders is fair;

          (iv) on or prior to the date on which the offer is commenced, such offering Person:

               (A) has on hand cash or cash equivalents for the full amount necessary to consummate such offer and has irrevocably committed in writing to the Company to utilize such cash or cash equivalents for purposes of such offer if consummated and to set apart and maintain available such cash or cash equivalents for such purposes until the offer is consummated or withdrawn; or

               (B) has all financing in the full amount necessary to consummate such offer and has: (1) entered into, and provided to the Company certified copies of, definitive financing agreements (including exhibits and related documents) for funds for such offer which, when added to the amount of cash and cash equivalents available, committed in writing, set apart and maintained in the same manner as described in clause (A) above, are in an amount not less than the full amount necessary to consummate such offer, which agreements are with one or more responsible financial institutions or other entities having the necessary financial capacity and ability to provide such funds, constitute firm, unqualified commitments to provide the funding described above without market or company maximum limitations, and are subject only to customary terms and conditions (which shall in no event include conditions requiring access by such financial institutions to non-public information to be provided by the Company, conditions based on the accuracy of any information concerning the Company, or conditions requiring the Company to make any representations, warranties or covenants in connection with such financing), and (2) provided to the Company copies of all written materials prepared by such Person for such financial institutions in connection with entering into such financing agreements; provided that, "the full amount necessary to consummate such offer" in either clause (A) or (B) above shall be an amount sufficient to pay for all Common Shares outstanding on a fully diluted basis the consideration pursuant to the offer and the second-step transaction required by clause (viii) below and all related expenses;

          (v) such offer is conditioned on receiving a minimum of at least 90% of the outstanding Common Shares (other than those owned by the offering Person) being tendered and not withdrawn as of the offer's expiration date, which condition shall not be waivable;

          (vi) prior to or on the date that such offer is commenced, the Company shall have received an irrevocable written commitment of the offering Person that the offer will remain open for at least 60 Business Days and, if a Special Meeting is duly requested in accordance with Section 24(c), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within 90 Business Days following receipt of the Special Meeting Notice in accordance with
          Section 24(c), for at least 10 Business Days following such 90 Business Day period;

          provided, however, that (x) if there is any increase in the price of such offer, such offer must remain open for at least an additional 15 Business Days after the last such increase, (y) such offer must remain open for at least 15 Business Days after the date that any bona fide alternative offer is made which, in the opinion of one or more investment banking firms designated by the Company, provides for consideration per share in excess of that provided for in such offer, and (z) such offer must remain open for at least 15 Business Days after the date, if any, on which such offering Person reduces the per share price offered in accordance with clause (viii)(B) below (provided, in the case of each of clauses (x), (y) and (z) above, in no event will such offer have been outstanding for less than 60 Business Days);

          provided further, however, that such offer need not remain open, as a result of this clause (vi), beyond (1) the time which any other offer satisfying the criteria for a Qualified Offer is then required to be kept open under this clause (vi), or (2) the scheduled expiration date, as such date may be extended by public announcement on or prior to the then scheduled expiration date, of any other tender offer for Common Shares with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of Common Shares thereunder (unless such other offer is terminated prior to its expiration without any Common Shares having been purchased thereunder);

          (vii) such offer is accompanied by a written opinion, in customary form, of a nationally recognized investment banking firm which is addressed to the Company and the holders of Common Shares other than such offering Person and states that the price to be paid to holders pursuant to the offer is fair from a financial point of view to such holders and includes any written presentation of such firm showing the analysis and range of values underlying such conclusions and such written opinion and any such presentation is updated and provided to the Company within two Business Days prior to the date such offer is consummated;

          (viii) prior to or on the date that such offer is commenced, such offering Person makes an irrevocable written commitment to the Company and, with respect to clause (A) to the Company's shareholders,

               (A) to consummate a transaction or transactions promptly upon the completion of such offer (and in no event later than five Business Days thereafter), whereby all Common Shares not purchased in such offer will be acquired at the same cash price per share paid in such offer,

               (B) that the offering Person will not make any amendments to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is adverse to a tendering shareholder (other than a reduction to reflect any dividend declared by the Company, other than a regular quarterly dividend, after the commencement of such offer or any material change in the capital structure of the Company initiated by the Company after the commencement of such offer, whether by way of reclassification, recapitalization, reorganization, repurchase or otherwise), and

               (C) if the offer is not consummated, that neither such offering Person nor any of its Affiliates or Associates will make any offer for or purchase any equity securities of the Company for a period of one year after the commencement of the original offer if such original offer does not result in the tender of at least 85% of the outstanding Common Shares not owned by such offering Person (including its Affiliates and Associates), unless another tender offer by another party for all outstanding Common Shares is commenced that (a) constitutes a Qualified Offer (in which event, any new offer by such offering Person or of any Affiliates or Associates must be at a price no less than that provided for in such original offer) or (b) is approved by the Board of Directors of the Company (in which event, any new offer by such offering Person or of any of its Affiliates or Associates must be at a price no less than that provided for in such approved offer); and

          (ix) the offer is subject only to the conditions required in this definition and other customary terms and conditions, and is not subject to any financing, funding or similar condition, nor any condition relating to completion of or satisfaction with any due diligence or similar investigation.

     4. Section 24 is amended by amending and restating paragraph (a) as set forth below, adding new paragraph (c) as set forth below, by redesignating paragraph (c) as paragraph (d) and amending and restating such paragraph as set forth below, and by redesignating paragraph (d) as paragraph (e):

          (a) The Rights may be redeemed pursuant to this Section 24, but shall not be redeemed in any other manner.

                                      *****

          (c) (i) In the event the Company, not earlier than 60 Business Days nor later than 80 Business Days following the commencement of a Qualifying Offer within the meaning of Rule 14(d)-2(a) under the Exchange Act, which has not been terminated prior thereto and which continues to be a Qualified Offer, receives a written notice complying with the terms of this Section 24(c) (the "Special Meeting Notice") that is properly executed by the holders of record (or their duly authorized proxy) of not less than 10% of the Common Shares then outstanding directing the Board of

          Directors of the Company to submit to a vote of shareholders at a special meeting of the shareholders of the Company (a "Special Meeting") a resolution authorizing the redemption of all, but not less than all, of the then outstanding Rights at the Redemption Price (the "Shareholder Resolution"), then the Board of Directors of the Company shall take such actions as are necessary or desirable to cause the Shareholder Resolution to be so submitted to a vote of shareholders, by including a proposal relating to adoption of the Shareholder Resolution in the proxy materials of the Company for the Special Meeting. The Board of Directors shall set a date for determining the shareholders of record entitled to notice of and to vote at the Special Meeting in accordance with the Company's articles of incorporation, bylaws and applicable law.

          (ii) Any Special Meeting Notice must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the shareholders of record executing the request (x) the name and address of such shareholders, as they appear on the Company's books and records, (y) the number of Common Shares which are owned of record by each of such shareholders, and (z) in the case of Common Shares that are owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Notice only after obtaining instructions to do so from such beneficial owner.

          (iii) Subject to the requirements of applicable law, the Board of Directors of the Company may take a position in favor of or opposed to the adoption of the Shareholder Resolution, or no position with respect to the Shareholder Resolution, as it determines to be appropriate in the exercise of its duties. At the offering Person's request, the Company shall include in any proxy soliciting material prepared by it in connection with the Special Meeting proxy soliciting material submitted by the offering Person; provided, however, that the offering Person, by written agreement with the Company contained in or delivered with such request, shall have indemnified the Company against any and all liabilities resulting from any statements found to be defamatory, misstatements, misleading statements or omissions contained in or omitted from the offering Person's proxy soliciting materials and have agreed to pay the Company's incremental costs incurred as a result of including such material in the Company's proxy soliciting material. Notwithstanding anything to the contrary contained this Agreement, if the Board of Directors determines that it is in the best interests of shareholders to seek an alternative transaction so as to obtain greater value for shareholders than that provided by any Qualified Offer, the Company shall be entitled to include information relating to such alternative transaction in the proxy soliciting material prepared by it in connection with the Special Meeting.

          (iv) In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 24(c), and the Qualified Offer continues to be a Qualified Offer and either (i) the Special Meeting is not held on or prior to the 90th Business Day following receipt of the Special Meeting Notice (the "Outside Date"), or (ii) if, at the Special Meeting, a majority of the Common Shares voted on the Shareholder Resolution at the Special Meeting (or such higher vote requirement as may be required by the Company's articles of incorporation) shall vote in favor of the Shareholder Resolution (and the results of the vote are certified as official by the appointed inspectors of election for the Special Meeting), then (x) all of the Rights shall be deemed redeemed by such failure to hold the Special Meeting or as a result of such shareholder action, as the case may be, at the Redemption Price, or (y) the Board of Directors shall take such other action as would prevent the existence of the Rights from interfering with the consummation of the Qualified Offer, effective immediately prior to the consummation of the Qualified Offer (provided that the Qualified Offer is consummated prior to 60 days after the earlier of the date of the Special Meeting or the Outside
          Date).

          (v) Nothing in this paragraph (c) shall be construed as limiting or prohibiting the Company or any offering Person from proposing or engaging in any acquisition, disposition or other transfer of any securities of the Company, any merger or consolidation involving the Company, any sale or other transfer of assets of the Company, any liquidation, dissolution or winding-up of the Company, or any other business combination or other transaction, or any other action by the Company or such offering Person; provided, however, that the holders of Rights shall have the rights set forth in this Rights Agreement with respect to any such acquisition, disposition, transfer, merger, consolidation, sale, liquidation, dissolution, winding-up, business combination, transaction or action.

          (d) The right of the registered holders of Right Certificates to exercise the Rights evidenced thereby or, if the Distribution Date has not theretofore occurred, the inchoate right of the registered holders of Rights to exercise the same shall, without notice to such holders or to the Rights Agent and without further action, terminate and be of no further force or effect effective as of the earlier of (i) the time of adoption by the Board of Directors of the Company of a resolution authorizing and directing the redemption of the Rights pursuant to paragraph (b) of this Section 24 (or, alternatively, if the, Board of Directors qualified such action as to time, basis or conditions, then at such time, on such basis and with such conditions as the Board of Directors may have established pursuant to such paragraph (b)); and
          (ii) or the effectiveness of such redemption pursuant to Section 24(c); thereafter, the only right of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any redemption pursuant to paragraphs (b) or (c) of this
          Section 24; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after the adoption of any redemption resolution pursuant to paragraph (b) of this Section 24, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption shall state the method by which the payment of the Redemption Price will be made.

     5. The Form of Right Certificate attached to the Agreement as Exhibit B is hereby amended by replacing all references to "November 9, 2010" therein with "May 9, 2009".

     6. The Summary of Rights to Purchase Preferred Shares attached to the Agreement as Exhibit C is amended and restated in its entirety in the form attached to this Amendment No. 2.

     7. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     8. Section 22, as amended on October 29, 2001, is further amended to include the following as the second sentence in the paragraph:

          "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company."

     9. Section 27 is amended to include the following address for the parties:

          Company: Compuware Corporation
                   One Campus Martius
                   Detroit, MI 48226-5099
                   Attention: Secretary

          Rights Agent (Formerly known as EquiServe Trust Company, N.A.):

                   Computershare Trust Company, N.A.
                   250 Royall Street
                   Canton, MA 02021
                   Attention: Client Administration

     10. The Rights Agreement is amended to add Section 35. Force Majeure which is stated in its entirety as follows:

          "Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest."

     11. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

COMPUWARE CORPORATION                   COMPUTERSHARE TRUST COMPANY, N.A.


By: /s/ Thomas M. Costello, Jr.         By: /s/ Dennis V. Moccia
    ---------------------------------       ------------------------------------
Name: Thomas M. Costello, Jr.           Name: Dennis V. Moccia
Title: Senior Vice President, Human     Title: Managing Director
       Human Resources; Secretary
       and General Counsel

                                                                       EXHIBIT C

                          SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED SHARES

     On October 23, 2000, the Board of Directors of Compuware Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding Common Share, par value $0.01 per share (the "Common Shares"), of the Company. The dividend is payable to the shareholders of record at the close of business on November 9, 2000 (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as defined below) and, in some circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company at a price of $40.00 per one two-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent"), dated as of October 25, 2000, as amended.

     Initially, the Rights will be evidenced by the certificates representing Common Shares then outstanding, and no separate certificates evidencing the Rights ("Right Certificates") will be distributed. The Rights will become exercisable and separate from the Common Shares upon the earlier to occur of (1) the first date of public announcement that a person or group of affiliated or associated persons, other than the Company, any subsidiary, or an employee benefit plan of the Company or one of its subsidiaries, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as defined below, specified acquisitions of Common Shares by the Company, specified inadvertent acquisitions, and specified acquisitions specifically permitted by the Company's Board of Directors); or (2) the close of business on the tenth business day (or such later date as the Company's Board of Directors may determine) after the commencement of, or a public announcement of an intention to commence (which tender offer is not terminated within such ten business days), a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as defined below), the earlier of such dates being called the "Distribution Date." The Rights are not exercisable until the Distribution Date has occurred. Generally, a person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (1) above is an "Acquiring Person." The first date of public announcement that a person or group has become an Acquiring Person is the "Shares Acquisition Date."

     The Rights Agreement provides that, until the Distribution Date, the right to receive Right Certificates will be transferable only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the

Distribution Date (or earlier redemption or expiration of the Rights), the transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and, thereafter, such separate Right Certificates alone will evidence the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights will expire at the close of business on May 9, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed as described below.

     In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding Common Shares at a price and on terms which a majority of the Company's directors determines to be adequate and in the best interests of the Company and its shareholders, other than such Acquiring Person, its affiliates and associates (a "Permitted Offer")), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise, at the then current Purchase Price, that number of Common Shares (or, in certain circumstances, one two-thousandths of a Preferred Share) having an average market value during a specified time period equal to two times the then current Purchase Price. Notwithstanding the foregoing, following the occurrence of a person becoming an Acquiring Person, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may purchase Common Shares (or, in certain circumstances, Preferred Shares) at a 50% discount.

     Alternatively, in the event that, at any time on or following the Shares Acquisition Date, (1) the Company is a party to a merger or statutory share exchange in which the holders of all of the outstanding Common Shares immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate or any other person in which such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a Right (except Rights that have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, at the then current Purchase Price, common shares of the acquiring or surviving company having an average market value during a specified time period equal to two times the then current Purchase Price. In other words, the Rights holders, other than the Acquiring Person and certain others, may purchase the acquiring or surviving company's common shares at a 50% discount.


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

     The Purchase Price payable, and the number of one two-thousandths of a Preferred Share or Common Shares issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (2) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (3) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the exercise price of the Rights are also subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or subdivisions or combinations of the Common Shares occurring, in any such case, before the Distribution Date.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The Company will not be required to issue fractional Preferred Shares (other than fractions that are integral multiples of one two-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) or fractional Common Shares and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Shares or Common Shares, as applicable, on, or an average ending immediately before, the last trading date before the date of exercise.

     At any time before a person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors. Additionally, after 60 days after the later of the date holders of Rights begin to have Flip-In Rights and the effective date of a registration statement under the Securities Act of 1933 with respect to securities issuable upon exercise of such Flip-In Rights, but before holders of Rights begin to have Flip-Over Rights, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price; provided that such redemption is (1) in connection with a merger, statutory share exchange or other business combination transaction or series of transactions involving the Company in which all holders of Common Shares are treated alike but not involving an Acquiring Person or its affiliates or associates, or (2) at a time when no other persons are Acquiring Persons and the Acquiring Person is not the beneficial owner of 10% of the Common Shares. The Redemption Price may, at the option of the Company, be paid in cash or Common Shares.

     However, in the event the Company receives a Qualified Offer (as defined below), the Rights may be redeemed by way of shareholder action taken at a special meeting of shareholders called for the purpose of voting on a resolution accepting the Qualified Offer and authorizing the redemption of the Rights pursuant to the provisions of the Agreement. The special meeting must be held within 90 business days after the Company receives a request from shareholders to hold such a meeting. If a resolution to redeem the Rights is approved at the special meeting (or if the special meeting is not held on or before the 90th business day after receipt of the request for a meeting), it will


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

become effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the earlier of the special meeting or the 90th business day after receipt of a request for a special meeting of shareholders. A "Qualified Offer" is a tender offer for all outstanding Common Shares not already beneficially owned by the person making the offer that meets all of the following conditions:

     - the same per share price is offered for all shares, is greater than the highest closing price for the Common Shares during the 365 calendar day period immediately preceding the date on which the offer is commenced, represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced, is at least 70% cash (with any non-cash consideration consisting of common stock of the offeror), and is to be paid upon consummation of the offer,

     - if the consideration offered includes shares of common stock of the offeror, the offeror is a publicly owned United States corporation and its common stock is traded on either the New York Stock Exchange or the Nasdaq National Market, no further stockholder approval is required to issue such common stock, no other class of voting stock of the offeror is outstanding, and the offeror shall permit the Company's investment banking firm and legal counsel to have access to such offeror's books, records, management, accountants and other advisers for the purpose of permitting such investment banking firm and such legal counsel to conduct a due diligence review to permit such investment banking firm to be able to render a fairness opinion with respect to the consideration being offered,

     - the offer is accompanied by written financing commitments and/or the offeror has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the offer and follow-on merger,

     - the offer is subject to a non-waivable condition that a minimum of 90% of the outstanding Common Shares (other than those owned by the offeror) will be tendered and not withdrawn as of the offer's expiration date,

     - the offer by its terms remains open for at least 60 business days and at least 10 business days after the date of any special meeting of shareholders called under the redemption provisions, plus 15 business days after any change in price or after any bona fide alternative offer for a higher consideration is made,

     - the offer is accompanied by a written opinion of a nationally recognized investment banking firm stating that the price to be paid to holders pursuant to the offer is fair and including any written presentation of such firm showing the analysis and range of values underlying such conclusion,


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

     - on or before the date the offer is commenced, such person makes an irrevocable written commitment to the Company:

               - to acquire, within 5 business days following completion of the offer, all Common Shares then not beneficially owned by such person at the same cash price per share as paid in the offer,

               - not to amend its offer to reduce the price or otherwise change the terms in a way that is adverse to tendering shareholders, and

               - if the offer is not consummated, that such person will not make another offer for the Common Shares within one year if at least 85% of the Common Shares not owned by such Person has not been tendered, and

     - such offer is subject only to the conditions required in the definition and usual and customary terms and conditions, and is not subject to any financing, funding or similar condition, nor to any condition relating to completion of or satisfaction with any due diligence or similar investigation.

     Effective (1) at the time of adoption by the Board of Directors of a resolution authorizing the redemption of the Rights (or such other date chosen by the Board of Directors in authorizing such redemption), or (2) at the effective time of a redemption in connection with the calling of a special meeting of shareholders in connection with a Qualified Offer, the right to exercise the Rights shall terminate and the only right of holders of the Rights will be to receive the Redemption Price.

     The Preferred Shares purchasable upon the exercise of the Rights will not be redeemable. The Rights Agreement provides that each Right is exercisable for one two-thousandth of a Preferred Share. The Certificate of Designation for the Preferred Shares provides that each full Preferred Share would be entitled to a preferential quarterly dividend in an amount equal to the greater of $1.00 per share and 2,000 times the dividend declared on each Common Share. In the event of liquidation, the holders of Preferred Shares would receive a preferential liquidation payment equal to the greater of $1,000 per share and 2,000 times the payment made per Common Share, plus, in each case, accrued and unpaid dividends. In the event of any merger, consolidation, statutory share exchange, combination or other transaction in which Common Shares are exchanged, each Preferred Share would be entitled to receive 2,000 times the amount received per Common Share. Each Preferred Share would have 2,000 votes, voting together with the common stock. The rights of the holders of Preferred Shares as to dividends, liquidation and voting, and in the event of mergers, consolidations and statutory share exchanges, are protected by customary anti-dilution provisions.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company before the Distribution Date without the consent of the Rights holders. From and after the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement, but no amendment to adjust the time period governing redemption shall be made at a time when the Rights are not redeemable.

     While the distribution of the Rights should not be taxable to shareholders or to the Company, shareholders will recognize taxable income if the Rights are redeemed and may, depending on the circumstances, recognize taxable income if the Rights become exercisable or are exercised or upon the occurrence of certain events thereafter. Shareholders are encouraged to consult their own tax advisers concerning the tax treatment in their particular situation.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger, statutory share exchange or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger, share exchange or business combination, the Board of Directors may, at its option, at any time before the time that any person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

     A copy of the Rights Agreement is available free of charge from the Company and may be obtained by contacting the Company's Secretary. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.


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